Exhibit 4.1

The below supplements the description of the Company's securities filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2020.

Description of the Non-Voting Ordinary Shares

Pursuant to the terms of issue of the non-voting ordinary shares approved by our board of directors, the non-voting ordinary shares have the same rights and restrictions as the ordinary shares and otherwise rank pari passu in all respects with the ordinary shares except for the following:

•	a holder of non-voting ordinary shares shall, in relation to the non-voting ordinary shares held by him, have no right to receive notice of, or to attend or vote at, any general meeting of shareholders save in relation to a variation of class rights of the non-voting ordinary shares;

•	the non-voting ordinary shares shall be re-designated as ordinary shares by our board of directors, or a duly authorized committee or representative thereof, upon receipt of a re-designation notice and otherwise subject to the terms and conditions set out in the terms of issue. A holder of non-voting ordinary shares shall not be entitled to have any non-voting ordinary shares re-designated as ordinary shares where such re-designation would result in such holder thereof beneficially owning (for purposes of section 13(d) of the Exchange Act), when aggregated with “affiliates” and “group” members with whom such holder is required to aggregate beneficial ownership for purposes of section 13(d) of the Exchange Act, in excess of 9.99 percent of any class of our securities registered under the Exchange Act (which percentage may be increased or decreased on a holder-by-holder basis subject to the provisions set out in the terms of issue); and

•	the non-voting ordinary shares shall be re-designated as ordinary shares automatically upon transfer of a non-voting ordinary share by its holder to any person that is not an “affiliate” or “group” member with whom such holder is required to aggregate beneficial ownership for purposes of section 13(d) of the Exchange Act. This automatic re-designation shall only be in respect of the non-voting ordinary shares that are subject to such transfer.